Exhibit 10.4.8

AMENDMENT TO THE ANNTAYLOR STORES CORPORATION

1992 STOCK OPTION AND RESTRICTED STOCK AND UNIT AWARD PLAN

The AnnTaylor Stores Corporation 1992 Stock Option and Restricted Stock and Unit Award Plan (the “Plan”) is hereby amended effective as of January 26, 2006 (the “Effective Date”) with respect to all Options, Restricted Shares and Restricted Units (as defined in the Plan) granted pursuant to the Plan, including grants outstanding before the Effective Date, as set forth below.

1. The last two sentences of Section 6(i)(2) of the Plan are hereby amended and restated in their entirety to read as follows:

“Following the Acceleration Event, the Committee may provide for the cancellation of all Options then outstanding. Upon such cancellation, the Corporation shall make, in exchange for each such Option, a payment either in (i) cash; (ii) shares of the successor entity; or (iii) some combination of cash or shares thereof, at the discretion of the Committee, and in each case in an amount per share subject to such Option equal to the difference between the per share exercise price of such Option and the Fair Market Value of a share of Common Stock on the date during the prior sixty-day period that produces the highest Fair Market Value.”

2. The second paragraph of Section 8 of the Plan is hereby amended and restated in its entirety to read as follows:

“Unless otherwise prohibited by the Committee or by applicable law, a Grantee may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Corporation to withhold from the shares of Common Stock otherwise issuable to such Grantee (or, in the case of a Restricted Stock Award, from the shares with respect to which the restrictions shall have lapsed) shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation; (c) delivering to the Corporation previously acquired shares of Common Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation; or (d) authorizing the Committee to withhold from the payment of a Restricted Stock Unit with respect to which the Restricted Period has lapsed an amount less than or equal to the amount of the total withholding tax obligation. A Grantee’s election to pay his or her withholding tax obligation (in whole or in part) by the method described in clause (b) hereof is irrevocable once it is made and may be disapproved by the Committee.”

Except as set forth above, the Plan is hereby ratified and affirmed in all respects.